Exhibit 99.1

FOR IMMEDIATE RELEASE
July 27, 2011

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT & CEO, COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294.

COMMUNITY TRUST BANCORP, INC. INCREASES ITS CASH DIVIDEND

PIKEVILLE, KENTUCKY:

Community Trust Bancorp, Inc., (NASDAQ-CTBI) increased its cash dividend to $0.31 per share, which will be paid on October 1, 2011, to shareholders of record on September 15, 2011.  This represents an increase of 1.64% in the quarterly cash dividend.

Community Trust Bancorp, Inc., with assets of $3.5 billion, is headquartered in Pikeville, Kentucky and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, four banking locations in Tennessee, and four trust offices across Kentucky.